                                          Exhibit (10)-38
                                          Unicom Corporation and
                                          Commonwealth Edison Company
                                          Form 10-K File Nos. 1-11375 and 1-1839



                              UNICOM CORPORATION
                                KEY MANAGEMENT
                                SEVERANCE PLAN



                      As Amended and Restated, effective
                                 March 8, 1999

                                UNICOM CORPORATION
                         KEY MANAGEMENT SEVERANCE PLAN

1.  AMENDMENT AND RESTATEMENT; PURPOSE OF THE PLAN
    ----------------------------------------------

      The Unicom Corporation Key Management Severance Plan (the "Plan") was established, effective June 15, 1998, by Unicom Corporation ("Unicom") to provide certain key employees of Commonwealth Edison Company ("ComEd") and other subsidiaries of Unicom (jointly and severally referred to herein as the "Company") certain severance benefits in the event the employment of such employees terminates under the circumstances described herein. The Plan was amended and restated, effective March 8, 1999, to reflect a policy approved by the Board of Directors of the Company which provides benefits in the event a key employee's employment is terminated by the Company other than for Cause or the employee resigns for Good Reason within 24 months following a Change in Control of the Company. This document serves as both the Plan document and the summary plan description which is required to be provided to participants under the Employee Retirement Income Security Act of 1974 (ERISA).

2.  ELIGIBILITY
    -----------

     Each individual who is on the executive payroll of ComEd or on the equivalent payroll of any other subsidiary of Unicom (an "Executive") shall be eligible for benefits hereunder in the event such Executive has a Termination of Employment.

3.  PARTICIPATION
    -------------

     Each eligible Executive shall become a participant in the Plan ("Participant") upon his or her execution of an agreement with the Company in such form as the Company, in its sole discretion, shall require or permit (the "Severance Agreement"). Except with respect to a Termination of Employment within 24 months following a Change in Control, as described in Section 5, each Severance Agreement shall include covenants not to compete which are substantially in the form attached hereto and made a part hereof as Exhibit I, and each Executive shall also be required to execute, no later than the date of the Participant's Termination of Employment or, if later, such date indicated by the Plan Administrator which shall be no less than 21 days after the date the Executive is provided with a copy of a Severance Agreement, a waiver and release of claims against the Company ("Waiver and Release").

4.  BENEFITS
    --------

     Except as provided in Section 5 with respect to a Termination of Employment on account of a Change in Control, benefits under the Plan shall be those described in this Section 4; provided, however, that if, under the terms of an offer of employment or employment agreement with the Company, a Participant would be entitled to benefits which exceed the level of benefits under the Plan, the terms of such offer of employment or other agreement shall control.

4.1  Severance Pay.  Each Participant shall receive severance pay at a monthly
     -------------
rate equal to 1/12 of the sum of the Participant's annual base salary in effect as of the date of Termination of Employment (plus Deferred Compensation Units, if any) plus the Severance Incentive (as defined in Paragraph 7.5). Payment shall be made biweekly for the duration of the applicable Salary Continuation Period, as indicated below, commencing no later than the second paydate which occurs after the date of the Participant's Termination of Employment, but in no event earlier than the date which is eight days after the date the Participant returns an executed Waiver and Release to the Plan Administrator. Payment will be made in accordance with the Company's normal payroll practices, net of applicable taxes and other deductions.

     Participant Title              Salary Continuation Period
     -----------------              --------------------------

     Senior Vice President and above                 24 months
     Other Officers                                  18 months
     Executives (non-officers)                       12 months

4.2  Incentive Programs.  A Participant's Annual Incentive Award and Long Term
     ------------------
Performance Unit Awards made or payable under the Unicom Corporation Long Term Incentive Plan (the "LTIP"), or any other annual incentive award and/or long term performance awards to which a Participant is entitled under the terms of a similar plan or arrangement(s) with respect to the calendar year in which occurs the Participant's Termination of Employment shall be prorated by multiplying the amount of such Awards, determined as described below, by a fraction the numerator of which is the number of days of the Participant's active employment during such calendar year and the denominator of which is 365. The amount of any such Awards shall be determined based upon achievement of applicable performance goals, in accordance with the terms of the applicable incentive program for such calendar year; provided, however, that a Long Term Performance Unit Award shall be payable hereunder with respect to any Participant (other than a Participant who is or who, as of the last day of his or her Salary Continuation Period would be, eligible to begin receiving retirement benefits under the Commonwealth Edison Company Service Annuity System (the "Pension Plan") or, if applicable, under the Commonwealth Edison Supplemental Management Retirement Plan (the "SERP")) only if such Participant was an active employee for at least 24 months of the performance period with respect to such Award. Payment of Awards under this Section 4.2 shall be made in a lump sum net of applicable taxes and other deductions at such time as the Awards for such calendar year are payable to active employees.

4.3  Stock Options.  No Participant shall be entitled to participate in any
     -------------
grants of stock options under the LTIP made after such Participant's Termination of Employment. Except as provided below, any stock options granted to a Participant prior to such Participant's Termination of Employment shall be exercisable only to the extent such options are exercisable as of the date of such Termination of Employment and shall thereafter be exercised in accordance with the provisions of the LTIP. Stock options which remain unexercisable as of the date of a Participant's Termination of Employment shall be forfeited. Notwithstanding the preceding, with respect to any Participant who, as of the date of such Participant's Termination of Employment (or, if later, the last day of such Participant's Salary Continuation Period) is eligible to begin receiving retirement benefits under the Pension Plan or the SERP, as applicable, any stock options granted to such Participant which have not become exercisable prior to the date of the Termination of Employment shall become fully exercisable on such date, and shall remain exercisable until the expiration of the option term(s).

4.4  Health Care Coverage.  Each Participant shall continue to participate in
     --------------------
the health care plans sponsored by ComEd during the Salary Continuation Period. The premium for such coverage shall be the premium level in effect for active employees during such period. Coverage under this Paragraph 4.4 shall be provided for the duration of the Salary Continuation Period in lieu of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for the same period. At the end of the Salary Continuation Period, COBRA continuation coverage may be elected for the remaining balance of the statutory coverage period, if any; provided, however that a Participant who, as of the last day of the Salary Continuation Period has attained at least age 50 (but not age 55) and completed at least 10 years of service under the terms of the Pension Plan (or who, pursuant to the terms of an offer of employment or employment agreement, is credited with a number of additional years of age and/or service that would enable such Participant to satisfy the above eligibility requirements) shall be entitled to elect retiree health coverage under the ComEd health care plans on the same terms and subject to the same conditions as active employees who have attained age 55 and are eligible to begin receiving early retirement benefits under the Pension Plan.

4.5  Retirement Plans.  During the Salary Continuation Period, each Participant
     ----------------
shall accrue credited service under the SERP. The amount of any payment made under Section 4.1 to the Participant during such period shall be taken into account for purposes of the SERP, and each Participant may also elect to participate in the Commonwealth Edison Excess Benefit Savings Plan during the Salary Continuation Period with respect to the portion of any such payment which is attributable to base salary. A Participant in the Plan shall not accrue service or otherwise actively participate in any tax-qualified retirement or savings plan sponsored by ComEd or the Company during the Salary Continuation Period, and shall not be entitled to commence to receive benefits under any such plan until after the expiration of the Salary Continuation Period.

4.6  Life Insurance and Disability Coverage.  Continued coverage under the life
     --------------------------------------
insurance and long term disability plans sponsored by the Company shall be extended to each Participant through the last day of the Salary Continuation Period applicable to such Participant on the same terms and subject to the same conditions as are applicable to active employees.

4.7  Deferred Compensation Plans.  The elections, if any, made by an Executive
     ---------------------------
under any deferred compensation plan sponsored by the Company shall remain in effect through the last day of such participant's Salary Continuation Period, but such individual shall not be entitled to make any additional elections during such period.

4.8  Executive Perquisites.  Executive perquisites shall terminate effective as
     ---------------------
of the date of a Participant's Termination of Employment, and any Company-owned property shall be required to be returned to the Company no later than such date; provided, however, that each Participant who is an officer of the Company shall be entitled to financial counseling services for a period of 24 months following the date of such Participant's Termination of Employment.

4.9  Outplacement Services.  Each Participant shall be entitled to outplacement
     ---------------------
services at the expense of the Company for such period and subject to such terms and conditions as the Plan Administrator, in its sole discretion, determines are appropriate.


5.  CHANGE IN CONTROL BENEFITS
    --------------------------

     Notwithstanding the provisions of Section 4, if, within 24 months following a Change in Control, an Executive below the level of senior vice president has a Termination of Employment, the Company's obligations to such Executive shall be as follows:

5.1  Severance Pay.  Each Executive shall receive, in a single cash lump sum
     -------------
within five business days following his Termination of Employment and net of applicable taxes, a severance payment equal to the product of (i) the Executive's then-current annual base salary, (ii) the Severance Incentive (as defined in Section 7.5), or, if greater, the target award under the annual incentive award program in which the Executive participates for the year in which the Termination of Employment occurs, and (iii) the multiplier indicated below:

     Participant Title      Multiplier
     -----------------      ----------
     Officers                      2
     Other Executives              1.5

5.2  Incentive Compensation.
     ----------------------

     (a) Each Executive shall receive in a cash lump sum, as soon as practicable following his Termination of Employment and net of applicable taxes, an amount equal to the target award under the annual incentive award program in which the Executive participates for the calendar year (or other performance period, if applicable) in which such Termination of Employment occurs, multiplied by a fraction the numerator of which is the number of days of the Participant's active employment during such calendar year and the denominator of which is 365.

     (b) Each of the Executive's stock options granted under the LTIP, any successor plan or otherwise that is exercisable on the date of the Executive's Termination of Employment, shall remain exercisable until the applicable option expiration date.

     (c) On the date of the Executive's Termination of Employment (1) the Executive shall become fully vested in, and may thereupon and until the applicable expiration date of such stock incentive awards exercise in whole or in part, any and all stock incentive awards granted to the Executive under the LTIP, any successor plan or otherwise which have not become exercisable as of such date, and (2) the Executive shall become fully vested at the target level in any cash incentive awards granted under the LTIP, a successor plan or otherwise which have not, as of such date, become fully vested.

     (d) All forfeiture conditions that as of the date of the Executive's Termination of Employment are applicable to any deferred stock unit, restricted stock or restricted share units awarded to the Executive by the Company pursuant to the LTIP, a successor plan or otherwise shall lapse immediately.

5.3  Deferred Compensation.  The Executive shall receive immediate payment of
     ---------------------
all amounts previously deferred by or accrued to the benefit of the Executive under any nonqualified deferred compensation plan sponsored by the Company, excluding the SERP, together with any accrued earnings thereon, which are unpaid as of the date of the Executive's Termination of Employment. The Company agrees to secure the lump sum actuarial present value of any benefits payable with respect to the Executive under the SERP by obtaining an irrevocable bank letter of credit issued by a bank that is a member of the Federal Reserve system until such benefits become payable to the Executive under the terms of the SERP.

5.4  Health Care Coverage.  During the Severance Period (or until such later
     --------------------
date as any welfare benefit plan program or policy of the Company may specify), the Company shall continue to provide to the Executive and the Executive's family welfare benefits (including, without limitation, medical, prescription, dental, vision and hearing care, disability, individual life and group life insurance benefits) which are at least as favorable as those provided under the most favorable welfare plans of the Company applicable (i) with respect to the Executive and his family during the 90-day period immediately preceding the date of the Executive's Termination of Employment, or (ii) with respect to other peer executives and their families during the Severance Period. In determining benefits under such welfare plans, the Executive's annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than the Executive's annual base salary and target annual incentive award for the calendar year or plan year, as applicable. The cost of the welfare benefits provided under this Section 5.4 shall not exceed the cost of such benefits to the Executive immediately before the date of the Executive's Termination of Employment. Notwithstanding the foregoing, if the Executive obtains comparable coverage under any welfare plans sponsored by another employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by such other employer's welfare plans. The Executive's rights under this Section shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation, COBRA continuation coverage. For purposes of determining eligibility for (but not the time of commencement of) retiree benefits under any welfare plans of the Company, the Executive shall be considered (i) to have remained employed until the last day of the Severance Period and to have retired on the last day of such period, and (ii) to have attained the age the Executive would have attained on the last day of the Severance Period.

5.5  Retirement Plans.  The amount payable under Section 5.1 shall be taken into
     ----------------
account for purposes of determining the amount of benefits to which the Executive is entitled under the SERP; provided that such amount shall be taken into account as though it was earned equally over the Severance Period, and further provided that the Executive shall be deemed to have attained the age he or she would have attained as of the last day of the Severance Period, and completed the number of years of service he or she would have completed as of the last day of the Severance Period. To the extent that the Executive, under the terms of an employment contract or offer of employment with ComEd or the Company has received a grant of years of service for purposes of the SERP and the Executive either (i) has, as of the date of his Termination of Employment, completed the number of years of service required in order to be entitled to benefits under the SERP, or (ii) would, taking into account the Severance Period, satisfy the service requirement for such benefits, the Severance Period shall be taken into account for purposes of determining the amount of and eligibility to begin to receive benefits under the SERP.

5.6  Outplacement Services. The Company shall, at its sole expense as incurred,
     ---------------------
pay on behalf of the Executive all fees and costs charged by a nationally recognized outplacement firm selected by the Executive to provide outplacement service.

5.7  Adjustments to Change in Control Benefits.
     -----------------------------------------

     (a)  Excise Tax Gross-Up.  If it is determined by the Company's independent
          --------------------
          auditors that any benefit received or deemed received by an Executive who is an officer below the level of senior vice president, pursuant to the Plan or otherwise, whether or not in connection with a Change in Control (the "Potential Parachute Payments") is or will become subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax payable under any United States federal, state, local or other law (collectively, "Excise Taxes"), then the Company shall, subject to subsection (b)(i), pay the Executive an amount (the "Gross-up Payment") to compensate the Executive for all Excise Taxes payable by the Executive with respect to the Potential Parachute Payment and any federal, state, local or other income or other taxes or Excise Taxes payable by the Executive with respect to the Gross-up Payment.

     (b)  Limitations on Payments.
          -----------------------

          (i) Notwithstanding any other provision of this Section 5, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Gross-up Payments (both terms as defined in subsection (a)) that, but for this subsection (b)(i) would be payable to an Executive who is an officer below the level of senior vice president, does not exceed 110% of the After-Tax Floor Amount (as defined below), then no Gross-up Payment shall be made to such Executive, and the aggregate amount of Potential Parachute Payments payable to the Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (A) not cause any Excise Taxes to be payable by the Executive and (B) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).

          (ii) Further notwithstanding any other provision of this Section 5, if it is determined by the Company's independent auditors that any Potential Parachute Payments received or deemed received by an Executive who is not an officer is or will become subject to any Excise Taxes, then the aggregate amount of Potential Parachute Payments payable to such Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both
               (A) not cause any Excise Taxes to be payable by the Executive and
               (B) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).

     For purposes of this subsection (b), the Executive shall be deemed to be subject to the highest effective after-tax marginal rate of federal and Illinois taxes.

     (c) Definitions.  For purposes of this Section 5.7:
         -----------

         (i) "After-Tax Amount" means the portion of a specified amount that would remain after payment of all federal, state and local income or other taxes and Excise Taxes paid or payable by an Executive in respect of such specified amount;

         (ii) "Floor Amount" means the greatest pre-tax amount of Potential Parachute Payments that could be paid to an Executive without causing him to become liable for any Excise Taxes in connection therewith; and

         (iii) "After-Tax Floor Amount" means the After-Tax Amount of the Floor Amount.

5.8  Pooling of Interests Contingency.  Any benefits provided to an
     --------------------------------
Executive under this Section 5 may be reduced or eliminated to the extent necessary, in the reasonable judgment of the Board of Directors of Unicom which is supported by a written certificate of the Company's independent auditors, to enable the Company to account for a merger, consolidation or similar transaction as a pooling of interests, provided that the Unicom Board shall have exercised such judgment and given the Executive written notice thereof prior to the effective date of any Change in Control.


6.   TERMINATION OF PARTICIPATION; CESSATION OF BENEFITS
     ---------------------------------------------------

     A Participant's benefits under Section 4 of the Plan shall terminate on the last day of the Participant's Salary Continuation Period or, if earlier, on such date as the Company discovers that the Participant has breached any of the restrictive covenants contained in the Severance Agreement between the Executive and the Company which is a condition precedent to the payment of benefits under Section 4 hereof. In the event of any such breach, the Company may require the repayment of amounts paid prior to such breach in accordance with Paragraph 4.1, and shall discontinue the payment of any additional amounts under Section 4 of the Plan.

     A Participant's benefits under Section 5 of the Plan shall terminate on the last day of the Participant's Severance Period or, if later, on the date all benefits to which the Participant is entitled have been paid from the Plan.


7.   DEFINITIONS
     -----------

     In addition to terms previously defined, when used in the Plan, the following capitalized terms shall have the following meanings unless the context clearly indicates otherwise:

7.1  "Cause" means, with respect to any Executive:
      -----

     (a) the Executive's willful commission of acts(s) or omissions(s) which have, have had, or are likely to have a material adverse effect on the business, operations, financial condition or reputation of the Company or any of its affiliates;

     (b) the Executive's conviction (including a plea of guilty or nolo contendere) of a felony or any crime of fraud, theft, dishonesty or moral turpitude; or,

     (c) the Executive's material violation of any statutory or common law duty of loyalty to the Company or any of its affiliates.

7.2  "Change in Control" means:
      -----------------

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of Unicom (the "Outstanding Company Common Stock"), or
          (ii) the combined voting power of the then-outstanding voting securities of Unicom entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Unicom (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Unicom), (B) any acquisition by Unicom, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Unicom or any corporation controlled by Unicom (a "Company Plan"), or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (B), if any Person (other than Unicom or any Company Plan) shall become the beneficial owner of 20% or more of the Outstanding Unicom Common Stock or 20% or more of the Outstanding Unicom Voting Securities by reason of an acquisition by Unicom, and such Person shall, after such acquisition by Unicom, become the beneficial owner of any additional shares of the Outstanding Unicom Common Stock or any additional Outstanding Unicom Voting Securities (other than pursuant to any dividend reinvestment plan or arrangement maintained by Unicom) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

     (b) Individuals who, as of the date hereof, constitute the Board of Directors of Unicom (for purposes of this Section 7.2, the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Unicom shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Unicom; or

     (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, or the sale or other disposition of more than 50% of the operating assets of Unicom (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company (such sale or other disposition, a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which:

          (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such

                 Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

          (ii) no Person (other than Unicom, any Company Plan or related trust of the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may
                 be) will beneficially own, directly or indirectly, 20% or more of, respectively, the then-outstanding common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation; and

          (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (d) Approval by the shareholders of the Unicom of a plan of complete liquidation or dissolution of Unicom or ComEd, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of ComEd by Unicom or an affiliated company.

7.3  "Good Reason" means a material reduction of an Executive's salary,
      -----------
incentive compensation or benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives of the Company and of any successor entity; or a material reduction or material adverse alteration in the nature of the Executive's position, duties, function, responsibilities or authority; provided, however, that for purposes of Section 5, "Good Reason"
                                                               -----------
shall also mean:

     (a) the failure to maintain the Executive in the office or position, or in a substantially equivalent office or position, held by the Executive immediately prior to the Change in Control;

     (b) a determination by the Executive, made in good faith, that, as a result of the Change in Control, the Executive is substantially unable to perform, or that there has been a material reduction in, any of the Executive's duties, functions responsibilities or authority;

     (c) the failure of any successor to the Company to assume the Plan, or a material breach of the obligations hereunder by the Company or its successor;

     (d) a relocation of more than 50 miles of (i) the Executive's workplace, or (ii) the principal offices of the Company (if such offices are the Executive's workplace), in each case without the consent of the Executive; or

     (e) a requirement of at least 20% more business travel than was required of the Executive prior to the Change in Control.

7.4  "Salary Continuation Period" means the period indicated in Section 4.1
      --------------------------
during which benefits are payable under the Plan.

7.5  "Severance  Incentive" means the average of the annual incentive awards
      --------------------
paid to a Participant under the LTIP (or such other annual incentive plan or arrangement under which the Participant is entitled to such awards), a successor plan or otherwise with respect to each of the two calendar years preceding the year in which occurs the Participant's Termination of Employment.

7.6  "Severance Period" means, with respect to an officer below the level of
      ----------------
senior vice president, two years and, with respect to any other Executive who is not an officer, 18 months.

7.7  "Termination of Employment" means:
      -------------------------

     (a) a termination of the Executive's employment by the Company or any subsidiary for reasons other than for Cause; or

     (b)  a resignation by the Executive for Good Reason.

A termination of employment for Cause or an Executive's resignation other than for Good Reason shall not be a Termination of Employment for purposes of the Plan. Any dispute regarding whether an Executive's Termination of Employment for purposes of Section 5 is based on Good Reason shall be submitted to binding arbitration.


8.  FUNDING
    -------

     Nothing in the Plan shall be interpreted as requiring Unicom to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of Unicom, but shall have the right only as a general creditor of Unicom to receive benefits from Unicom on the terms and conditions provided in the Plan.


9.  ADMINISTRATION OF THE PLAN
    --------------------------

     Unicom is the "administrator" and a "named fiduciary" of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Plan shall be administered on a day-to-day basis by the Director of Compensation Planning of ComEd (the "Plan Administrator"). The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of this Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator in his or her sole discretion may determine.

     The Plan Administrator shall promulgate any rules and regulations necessary to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall be applied on a uniform basis and shall be final and binding on any Executive or former Executive of the Company or any successor in interest of either.

     The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance pay and provision of severance benefits, to designated individuals or committees.

10.  CLAIMS PROCEDURE
     ----------------

     The Plan Administrator shall determine the rights of any Executive or former Executive of the Company to any severance pay or benefits hereunder. Any Executive or former Executive of the Company who believes that he or she is entitled to receive severance pay or benefits under the Plan, including severance pay or benefits other than those initially determined by the Plan Administrator, may file a claim in writing with the Plan Administrator. No later than 90 days after the receipt of the claim the Plan Administrator shall either allow or deny the claim in writing.

     A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by the claimant and shall include the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the claims review procedure.

     A claimant whose claim is denied (or his or her duly authorized representative), may, within 60 days after receipt of the denial of his or her claim, request a review upon written application to an officer designated by Unicom and specified in the claim denial; review pertinent documents; and submit issues and comments in writing.

     The designated officer shall notify the claimant of his or her decision on review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review shall be in writing. The officer's decision on review shall be final and binding on any claimant or any successor in interest.


11.  AMENDMENT OR TERMINATION OF PLAN
     --------------------------------

     Notwithstanding anything in the Plan to the contrary, Unicom's Senior Vice President Corporate Resources or another designated officer of the Company may amend, modify or terminate the Plan at any time by written instrument; provided, however, that no amendment, modification or termination shall deprive any Participant of any payment or benefit that the Plan Administrator previously has determined is payable under the Plan.


12.  MISCELLANEOUS
     -------------

12.1  Limitation on Rights.  Participation in the Plan is limited to the
      --------------------
individuals described in Sections 2 and 3, and the Plan shall not apply to any voluntary or involuntary termination of employment that is not a Termination of Employment occurring on or after the effective date of the Plan.

12.2  No Mitigation. The Executive shall not have any duty to mitigate the
      -------------
amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.

12.3  Headings.  Headings of sections in this document are for convenience only,
      --------
and do not constitute any part of the Plan.

12.4  Severability.  If any provision of this Plan or the rules and regulations
      ------------
made pursuant to the Plan are held to be invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining portions of this Plan.

12.5  Governing Law.  The Plan shall be construed and enforced in accordance
      -------------
with ERISA and the laws of the State of Illinois to the extent such laws are not preempted by ERISA.

12.6  Successors and Assigns.  This Plan shall be binding upon and inure to the
      ----------------------
benefit of Unicom and its successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and assigns. Before or upon the consummation of any Change in Control, the Company shall obtain from each individual, entity or group that becomes a successor of the Company by reason of the Change in Control, the unconditional written agreement of such individual, entity or group to assume this Plan and to perform all of the obligations of the Company under Section 5 hereof.

      No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of Unicom. In the event of the death of a Participant, prior to receipt of severance pay or benefits to which he or she is entitled hereunder (and, with respect to benefits under Section 4, after he or she has signed the Waiver and Release), the severance pay described in Section 4.1 or 5.1, as applicable, shall be paid to his or her estate, and the Participant's dependents who are covered under the ComEd health care plans shall be entitled to continued rights under Section 4.4 or Section 5.4, as applicable; provided that in the case of benefits provided under Section 4, the estate or other successor of the Participant has not revoked such Waiver and Release.


13. ADMINISTRATIVE INFORMATION
    --------------------------

Plan Sponsor:                            Unicom Corporation
Address :                                227 West Monroe Street, 12th Floor
                                         Chicago, Illinois 60606

Employer Identification
Number:                                  36-3961038

Plan Administrator:                      Compensation Planning Vice President
Address and Telephone:                   Commonwealth Edison Company
                                         PO Box 767
                                         Chicago, Illinois 60690-0767
                                         (312) 394-4015

Agent for Service of
Legal Process:                           Compensation Planning Vice President
                                         Commonwealth Edison Company
                                         PO Box 767
                                         Chicago, Illinois 60690-0767

Plan Number:                                      501

Type of Plan:                           severance benefit plan (welfare)

Plan Year:                              calendar year


14. ERISA RIGHTS
    ------------

          As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

       Examine, without charge, at the Plan Administrator's office at 10 S. Dearborn Street, Chicago, Illinois 60603 all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor; and

       Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

          In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to act prudently and in the interest of you and other Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining your interest in the Plan or from exercising your rights under ERISA. If your claim for a benefit from the Plan is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose and the court finds your claim to be frivolous, the court may order you to pay these costs and fees. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

March 8, 1999

                                   EXHIBIT I
                                   ---------

                           NON-COMPETITION COVENANTS
                           -------------------------

1.   Confidential Information Defined.  For the purposes hereof, the term
     --------------------------------
     "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from Unicom Corporation, Commonwealth Edison Company or any affiliate thereof (the "Company"), or which was learned, discovered, developed, conceived, originated or prepared during or as result of your performance of any services on behalf of the Company and which falls within the following general categories:

          (a) information relating to trade secrets of the Company or any customer or supplier of the Company;

          (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or any customer or supplier of the Company;

          (c) information relating to business plans or strategies, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or any customer or supplier of the Company;

          (d) information subject to protection under the Uniform Trade Secrets Act, as adopted by the State of Illinois, or to any comparable protection afforded by applicable laws; and

          (e) any other confidential information which either the Company or any customer or supplier of the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

2.   Nondisclosure of Confidential Information. You agree that you will not use
     -----------------------------------------
     for your own benefit, in any manner, or disclose any Confidential Information obtained during your employment with the Company at any time, to any other person, firm or corporation without the Company's prior written consent, except as may be required by the lawful order of a court or agency of competent jurisdiction. You agree to take all reasonable steps to safeguard such Confidential Information and to protect such information against disclosure, misuse, loss and theft. Your obligations under this paragraph with respect to any specific Confidential Information shall cease when that specific portion of Confidential Information becomes publicly known.

3.   Non-Competition.
     ---------------

          (a) You agree that for a period of two years beginning on the date of termination of employment, without the prior written approval of the Company you will not, directly or indirectly, in any capacity, engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business (as defined below).

          (b) You agree that for a period of two years beginning on the date of termination of employment, without the prior written consent of the Company, you will not at any time make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Competitive Business. Nothing in this subsection shall, however, restrict you from making an investment in any Competitive Business if such investment does not represent more than 1% of market value of the outstanding capital stock or debt (as applicable) of such Competitive Business.

          "Competitive Business" means, as of any date, any individual or entity (and any branch, office or operation thereof) which engages in, or proposes to engage in (i) the production, transmission, distribution, marketing or sale of electricity or (ii) any other business engaged in by the Company prior to the separation date which represents for any calendar year or is projected by the Company (as reflected in a business plan adopted by the Company before the separation date) to yield during any year during the first three-fiscal year period commencing on or after the separation date, more than 5% of the gross revenue of the Company, and which is located (i) anywhere in the United States, or (ii) anywhere outside of the United States where the Company is then engaged in, or proposes to engage in, any of such activities.

4.   Non-Solicitation. You agree that for a period of two years beginning on the
     ----------------
     date of termination of employment, you will not, directly or indirectly:

          (a)  encourage any employee to terminate his or her employment;

          (b) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any employee or cause any individual or entity to do any of the foregoing;

          (c) establish a business with, or encourage others to establish a business with, any employee; or

          (d) interfere with the relationship of the Company with, or endeavor to entice away from the Company any individual or entity who or which at any time during the period commencing one year prior to the date of termination of employment was a material customer or material supplier of, or maintained a material business relationship with, the Company.

5.   Reasonableness of Restrictive Covenants.
     ---------------------------------------

          You acknowledge that the covenants contained in Sections 2, 3 and 4 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. You further acknowledge such covenants are essential elements of this [A]greement and that, but for such covenants, the Company would not have entered into this [A]greement. You further acknowledge that you have consulted with legal counsel and have been advised concerning the reasonableness and propriety of such covenants. You acknowledge that your observance of the covenants contained in Sections 2, 3 and 4 will not deprive you of the ability to earn a livelihood or to support your dependents.

6.   Right to Injunction; Survival of Undertakings.
     ---------------------------------------------

          (a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 2, 3 and 4, the parties agree that it would be impossible to measure solely in money the damages which the Company would suffer you were to breach any of your obligations under such paragraphs. You acknowledge that any breach of any provision of such paragraphs would irreparably injure the Company. Accordingly, you agree that if you breach any of the provisions of such paragraphs, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this letter agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and you hereby waive any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

          (b) If a court determines that any of the covenants included in Sections 2, 3 and 4 is unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court shall have the power to reduce the duration or scope of such provision, as the case may be, so as to cause such covenant to be thereafter enforceable.

                                       3